Exhibit 99.1

    Advanced Marketing Services, Inc. Provides Updated Information
      Concerning Restatement and Estimated Results of Operations

    SAN DIEGO--(BUSINESS WIRE)--Nov. 8, 2005--Advanced Marketing Services, Inc. (Pink Sheets:MKTS), a leading provider of customized wholesaling and distribution services to book retailers and publishers, today announced updated information concerning the restatement of its consolidated financial statements for the periods ended March 31, 2003, as well as revised estimates of earnings for the periods ended March 31, 2005.
    The Company previously announced that it would restate its consolidated financial statements as the result of a review of its cooperative advertising practices and related accounting. The Company has completed further analyses of its financial statements in connection with the finalization of the restatement work, and the restatement adjustments now include additional items, including the corrections in a certain liability described below. As a result, the Company announced that its current, revised estimates of restated diluted earnings per share for the four fiscal years ended March 31, 2000, through 2003, are $0.82, $0.84, $1.00 and $0.34, in contrast to the originally reported amounts of $0.86, $1.06, $1.16 and $0.57, respectively. The Company also announced that its current estimate of diluted earnings per share for the fiscal year ended March 31, 2004, is $0.12 per share.
    In addition, the Company announced that its current, revised estimate of the cumulative after-tax effect of the full restatement will be a reduction in retained earnings of approximately $9.7 million as of March 31, 2003. The previously disclosed estimate of the cumulative effect of the advertising portion of the restatement was approximately $11 million.
    The Company's current, revised estimates of historical financial results also include new corrections to be made in a liability the Company maintains to account for the differences that occur from time to time between publishers' shipping and receiving records and the Company's shipping and receiving records. Based upon recent analyses of actual, subsequent payments to publishers, the Company now estimates that the liability was overstated by approximately $7.0 million as of March 31, 1999, and by approximately $0.5 million as of March 31, 2003. Accordingly, the Company's restated financial statements will correct the accounting for this item. The Company believes that the previous accounting for this liability is a matter that is within the scope of the pending government investigations.
    All of the above estimates of historical financial results after the restatement are subject to the independent audit of the Company's consolidated financial statements, which the Company believes is nearing completion. The Company previously announced that it intends to file its fiscal year 2004 Forms 10-K and 10-Q when, among other things, the independent auditors have finished their audit of the restated financial statements for the fiscal years ended March 31, 2003 and 2002, and their audit of the financial statements for the fiscal year ended March 31, 2004. The Form 10-K for fiscal year 2004 will include more detailed explanations and reconciliations of the restatement.
    The Company also revised upward its previously announced estimated net loss for fiscal year 2005 to between $0.96 and $1.06 per share, in contrast to the previously announced estimated net loss of between $0.73 and $0.83 per share. This revision is due primarily to greater than expected sales returns resulting from previously disclosed changes in customers and market share. In addition, deferred income tax realization considerations may decrease the amount of the tax benefit assumed in this fiscal year 2005 estimate and increase the amount of the net loss. The actual deferred tax benefit calculations are not yet finalized.
    Most of the fiscal year 2005 net loss remains attributable to the costs of the ongoing government investigations and related litigation, and the costs of the consolidation of the Company's distribution and returns centers. These costs have declined substantially in the current fiscal year 2006.
    The revised fiscal year 2005 estimate is subject to an independent audit of the Company's consolidated financial statements for fiscal year 2005, which will begin after the completion of the audit of the Company's financial statements for fiscal year 2004.

    ABOUT ADVANCED MARKETING SERVICES

    Headquartered in San Diego, California, Advanced Marketing Services, Inc. (AMS) is a leading provider of customized wholesaling, distribution and publishing services to the book industry. The Company has operations in the U.S., Mexico, the United Kingdom and Australia and employs approximately 1,400 people worldwide. AMS provides a full range of value-added services that provide its retail customers with book buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. The Company's proprietary Vendor Managed Inventory
(VMI) software is a unique tool that allows its book specialists to manage efficiently and effectively the book distribution supply chain for the benefit of its membership warehouse club customers. Publishers Group Worldwide (PGW), an alliance of the global book distribution operations of AMS, provides independent publishers with exclusive full service English language sales and distribution services.
    Recent press releases on Advanced Marketing Services, Inc. are available on both the Company's Website, www.advmkt.com, and on Business Wire, www.businesswire.com.
    Forward-looking statements in this news release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties, including the following statements:

    -- The Company's revised upward its previously announced estimated net loss for fiscal year 2005 from between $0.73 and $0.83 to between $0.96 and $1.06 per share.

    -- The increase results primarily from greater than expected sales returns resulting primarily from previously disclosed changes in customers and market share.

    -- Certain accounting considerations about deferred income tax asset realization may decrease the amount of the tax benefit assumed in this fiscal year 2006 and increase the amount of the net loss.

    -- Most of the fiscal year 2005 net loss is attributable to the costs of the ongoing government investigations and related litigation, and the costs of the consolidation of the Company's distribution and returns centers.

    -- The costs in fiscal year 2006 attributable to the ongoing government investigations and related litigation, and the costs of the consolidation of the Company's distribution and returns centers have declined substantially in fiscal year 2006.

    Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements including factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

    CONTACT: Advanced Marketing Services, Inc.
             Curtis R. Smith, 858-450-3519
             curt.smith@advmkt.com